SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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eCOST.com, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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eCOST.com, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 30, 2005

To our stockholders:

Our 2005 annual meeting of stockholders will be held on Thursday, June 30, 2005, beginning at 10:00 a.m. Pacific Standard Time, at the company’s headquarters, located at 2555 West 190th Street, Suite 106, Torrance, California 90504. At the meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of five directors to serve until our 2006 annual meeting of stockholders or their successors are duly elected and qualified;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the meeting.

All holders of record of shares of our common stock at the close of business on May 18, 2005 are entitled to vote at the meeting and any postponements or adjournments of the meeting. All stockholders are requested to complete, sign, date and return the accompanying proxy card as soon as possible in the enclosed return envelope. Submitting your proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

IF YOU PLAN TO ATTEND:

Stockholders will need to bring a valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Adam W. Shaffer
Chairman of the Board and
Chief Executive Officer

May 27, 2005

Torrance, California

i

ii

eCOST.com, Inc.

2555 West 190th Street, Suite 106

Torrance, California 90504

PROXY STATEMENT

This proxy statement contains information related to our 2005 annual meeting of stockholders to be held on Thursday, June 30, 2005, beginning at 10:00 a.m. Pacific Standard Time, at the company’s headquarters located at 2555 West 190th Street, Suite 106, Torrance, California 90504, and at any postponements or adjournments thereof. Your proxy for the meeting is being solicited by our board of directors. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2004 are being mailed to stockholders on or about May 27, 2005.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the election of directors and ratification of the appointment of our independent auditors for 2005. In addition, management will report on the performance of the company and respond to questions from stockholders.

Who can attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please note that you will need to bring a valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on May 18, 2005, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 17,491,400 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to vote on each matter considered at the meeting. In the election of directors, you may vote “FOR” any or all of the nominees or your vote may be “WITHHELD” with respect to one or more nominees. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board.

What is a quorum?

A quorum is the minimum number of the company’s shares that must be represented at a duly called meeting in person or by proxy in order to legally conduct business. For the annual meeting, the presence, in person or by proxy, of the holders of at least a majority of the shares of our common stock outstanding as of the record date, will constitute a quorum allowing votes to be taken and counted for the matters before the stockholders.

If you are a registered stockholder, you must deliver your proxy card by mail or attend the annual meeting in person and vote in order to be counted in the determination of a quorum. If you are a “street name” stockholder, your brokerage firm will vote your shares pursuant to your proxy directions and such shares will count in the determination of a quorum. If you do not respond to the proxy and provide no directions to your broker, your broker will vote your shares as allowed (discussed below) and your shares will count in the determination of a quorum.

How do I vote?

If you are a registered stockholder or a “street name” stockholder, your properly signed and returned proxy card will be voted by the designated proxy, or your broker or nominee, pursuant to your directions. If you are a registered stockholder and attend the meeting, you may vote by ballot at the meeting or deliver your completed proxy card in person. If you are a “street name” stockholder and attend the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the company’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. If, at the meeting, you request a ballot and deliver an executed ballot to the inspector of elections, your proxy holder’s power to vote will be suspended. Your attendance at the meeting will not by itself revoke a previously granted proxy.

Will my vote be confidential?

It is the company’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election are required to acknowledge their responsibility to comply with this policy of confidentiality.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board. The board’s recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the board recommends a vote:

•	“FOR” election of the nominated slate of directors (see proposal 1); and

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board or, if no recommendation is given, in their own discretion. Adam W. Shaffer and Elizabeth S.C.S. Murray, the persons named as proxy holders in the attached proxy, are officers and Mr. Shaffer is a director of the company.

What vote is required to approve each proposal?

Election of directors.    The five directors receiving the most votes cast at the meeting will be elected to serve until our 2006 annual meeting of the stockholders. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

Ratification of appointment of auditor.    For proposal 2, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. A properly executed proxy marked “abstain” with respect to such proposal will not be voted, although it will be counted for purposes of determining the total number of shares necessary for approval of such proposal. Accordingly, an abstention will have the effect of a negative vote.

Street name shares.    If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the proposals to be acted upon. For this meeting, if you do not give specific instructions, your broker or nominee may cast your vote for proposal 1, the election of directors, and for proposal 2, ratification of our independent auditors for 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, executive officers and certain beneficial owners own?

To the company’s knowledge, the following table sets forth information regarding the beneficial ownership of the company’s common stock as of May 18, 2005 by each person who is known to us based upon filings with the SEC to beneficially own more than 5% of our common stock, each of our directors, each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group.

Percentage ownership is based on an aggregate of 17,491,400 shares of our common stock outstanding on May 18, 2005. The table is based upon information provided by officers, directors and principal stockholders, as well as upon information contained in Schedules 13D and 13G filed with the SEC. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Unless otherwise indicated, the address for each person is 2555 West 190th Street, Suite 106, Torrance, California 90504.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Khulusi Revocable Family Trust (1)(6)	2,563,442	14.2%
RS Investment Management Co. LLC (2)	1,870,254	10.7
Jonathan L. Kimerling (3)	1,249,851	7.1

Directors and Executive Officers:
Adam W. Shaffer (4)	260,000	1.5
Gary W. Guy (5)(6)	159,211	*
S. Keating Rhoads (7)	7,500	*
Theodore R. Sanders (6)(8)	189,690	1.1
Mark A. Timmerman (9)	7,500	*
Mike Weller (10)	5,000	*
All current directors and executive officers as a group (6 persons) (11)	475,393	2.6%

*	Less than 1%.

(1)	Based on information contained in the Schedule 13G filed April 21, 2005 by Frank F. Khulusi and Mona C. Khulusi as joint trustees of the Khulusi Revocable Family Trust dated November 3, 1993. Includes 574,629 shares underlying options held by Frank Khulusi which are presently vested or will vest within 60 days of May 18, 2005. The address for the Khulusi Family Revocable Family Trust is 2555 West 190th Street, Suite 201, Torrance, California 90504.
(2)	Based on information contained in the Schedule 13G filed May 9, 2005 by RS Investment Management Co. LLC. RS Investment Management Co. LLC is the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock. No individual client’s holdings, except for RS Diversified Growth Fund, are more than 5% of the outstanding common stock. RS Investment Management, L.P., is a registered investment adviser, a managing member of registered investment advisers, and the investment adviser to RS Diversified Growth Fund, a registered investment company. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. George R. Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P. The address for RS Investment Management Co. LLC is 388 Market Street, Suite 200, San Francisco, California 94111.
(3)	Based on information contained in the Schedule 13G filed April 22, 2005 by Jonathan L. Kimerling. The address for Jonathan L. Kimerling is 2968 Cherokee Road, Mountain Brook, Alabama 35223.
(4)	Includes 245,000 shares underlying options which are presently vested or will vest within 60 days of May 18, 2005.
(5)	Includes 159,211 shares underlying options which are presently vested or will vest within 60 days of May 18, 2005.
(6)	Includes options to purchase our common stock granted in connection with adjustments to outstanding PC Mall options as a result of our spin-off from PC Mall on April 11, 2005.
(7)	Includes 7,500 shares underlying options which are presently vested or will vest within 60 days of May 18, 2005.
(8)	Mr. Sanders resigned effective as of January 17, 2005. Includes 189,690 shares underlying options which are presently vested or will vest within 60 days of May 18, 2005.
(9)	Includes 7,500 shares underlying options which are presently vested or will vest within 60 days of May 18, 2005.
(10)	Includes 5,000 shares underlying options which are presently vested or will vest within 60 days of May 18, 2005.
(11)	Includes 455,461 shares underlying options which are presently vested or will vest within 60 days of May 18, 2005.

Change of Control

Prior to our initial public offering in September 2004, we were a wholly owned subsidiary of PC Mall, Inc. After our initial public offering of 3,465,000 shares of our common stock, PC Mall owned 14,000,000 shares, or approximately 80.2% of our outstanding common stock. On April 11, 2005, PC Mall completed its spin-off of our company by distributing to its stockholders all of the shares of our common stock owned by PC Mall. As a result of the distribution, PC Mall is no longer a stockholder of our company.

ELECTION OF DIRECTORS

What is the composition of the board?

Our board consists of a single class of directors, each of whom is elected to a one year term. The board is currently fixed at five members.

The five directors, Adam W. Shaffer, Gary W. Guy, S. Keating Rhoads, Mark A. Timmerman and Mike Weller, have been nominated for re-election at the 2005 annual meeting to serve as directors for a term expiring at our 2006 annual meeting or until their successors are duly elected and qualified.

What are their backgrounds?

ADAM W. SHAFFER Age 39 Chairman and Chief Executive Officer of eCOST.com	Mr. Shaffer joined our company as Chief Executive Officer, and has served as Chairman of our board of directors, since March 2004. In July 2001, Mr. Shaffer founded Safety-911, LLC, a national direct marketer of public safety equipment, where he served as President and Chief Executive Officer until April 2004. From October 2000 to July 2001, Mr. Shaffer was a consultant to Dennis Publishing Ltd., the publisher of Maxim Magazine, where he served as Director of Brand Management. From April 1992 through July 2000, Mr. Shaffer worked for Micro Warehouse, Inc., a direct reseller of branded information technology products and services, where he held various management positions including Executive Vice President of Marketing, Advertising, Purchasing and International Operations and Executive Vice President of Sales. Prior to that time, Mr. Shaffer served as Product and Catalog Manager of Global Computer Supplies, a direct reseller of computer products and supplies. Mr. Shaffer started his career in 1984 with Logicsoft Inc., a direct marketer of computer products, where he rose to the level of Category and Marketing Manager.

GARY W. GUY Age 35 President of eCOST.com	Mr. Guy has served as our President and a director since October 2001. He also served as our Treasurer from October 2001 through April 2004, as our Secretary from October 2001 through January 2003 and from February 2004 through April 2004, and as a director from October 2001 to April 2004. Mr. Guy joined eCOST.com in June 1999 as Vice President of Sales and Marketing. Prior to joining our company, he served as Vice President of Marketing for PC Mall. From June 1994 to May 1999, Mr. Guy held various sales, marketing and product management positions within PC Mall.

S. KEATING RHOADS Age 54 Retired Chairman and Chief Executive Officer of Tartan Textile Services	Mr. Rhoads has served as a director since the completion of our initial public offering in September 2004, as well as from February through August 1999. Mr. Rhoads was Chief Executive Officer and Chairman of the Board of Tartan Textile Services, Inc. from April 2000 through September 2003, and continued on the board of directors through December 2003. From October 1999 to December 1999, Mr. Rhoads was a business consultant with ETC Carpet Mills. Mr. Rhoads served as Executive Vice President and Chief Operating Officer of Creative Computers, Inc. (predecessor to PC Mall) in 1999. From 1991 through 1998, Mr. Rhoads was a senior executive at the Los Angeles Times, a division of the Times Mirror Company, serving from 1995 through 1998 as Senior Vice President, Operations. From 1984 to 1991, Mr. Rhoads was Vice President, Operations and Finance and Chief Financial Officer at The Morning Call, Inc., a subsidiary of the Times Mirror Company. Prior to 1984, Mr. Rhoads worked in several capacities at Harte-Hanks Communications, Inc., the University of San Francisco and Stanford University.

MARK A. TIMMERMAN Age 44 Principal of William Blair & Company, L.L.C.	Mr. Timmerman has served as a director since the completion of our initial public offering in September 2004. Mr. Timmerman has been employed by William Blair & Company, L.L.C., an investment bank, since 1986 and has served as a principal since 1993. From 1994 through 2001, Mr. Timmerman served as a director of Prophet21, Inc., a computer software manufacturer.

MIKE WELLER Age 37 Chief Executive Officer, President and Director of TopMoxie, Inc.	Mr. Weller has served as a director since October 2004. He is the founder and a director of TopMoxie, Inc., a supplier of online behavioral marketing platforms, and has served as its President and Chief Executive Officer since September 2000. Prior to joining TopMoxie, Mr. Weller was the Vice President of E-commerce at Schoolpop, Inc., an online retailer that utilizes everyday purchases to establish nontraditional fundraising programs for schools and nonprofits. Mr. Weller was employed with Schoolpop, Inc. from April 1999 to September 2000, where he was responsible for establishing and overseeing all online and offline partnerships and managing the development of the e-commerce website. From November 1998 to April 1999, Mr. Weller served as a senior consultant to Netscape Communications Corporation, where he helped develop and oversee the deployment of core e-commerce strategies for the Netscape website.

BOARD COMMITTEES AND MEETINGS

What is the role of the primary board committees?

The board has standing audit and compensation committees.

Audit committee.    The members of our audit committee are Messrs. Rhoads and Weller. Our audit committee reviews our internal accounting and auditing controls and procedures, reviews our audit and examination results and procedures and consults with our management and our independent auditors prior to the presentation of our financial statements to stockholders. Among other functions, our audit committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, and review the independence of our independent auditors as a factor in making these determinations.

All members of our audit committee meet the requirements for financial literacy under the applicable rules of Nasdaq. Our board has determined that Mr. Rhoads is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules of Nasdaq. We believe that each of Messrs. Rhoads and Weller meet the independence requirements under applicable Nasdaq and SEC rules. The audit committee operates pursuant to a written charter that satisfies applicable Nasdaq and SEC rules, a copy of which is attached to this proxy statement as Appendix A.

Under SEC and Nasdaq rules, our audit committee must have at least three independent members by the first anniversary of our initial public offering. Accordingly, we expect to appoint one additional independent director to our audit committee prior to September 2005.

Compensation committee.     S. Keating Rhoads and Thomas A. Maloof served as members of our compensation committee in fiscal year 2004. Mr. Maloof resigned from the board of directors on April 11, 2005. Our compensation committee establishes goals and objectives for our Chief Executive Officer and other executive officers and reviews and makes recommendations to our board of directors concerning salaries and incentive compensation for our directors, officers and employees. Our compensation committee also administers our stock incentive plans. A copy of our compensation committee charter is attached to this proxy statement as Appendix B.

How are director nominations determined?

The board of directors does not have a nominating committee. Given the size and composition of the board of directors, and as permitted by the Nasdaq listing standards, in lieu of a nominating committee, the board of directors has determined that candidates for director nominee, in the event of a vacancy or the establishment of a new directorship on the board of directors, will be presented to the full board of directors for consideration and approval upon the recommendation of no less than a majority of the independent members of the board of directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The board of directors has not adopted a nominating committee charter, but has adopted a nomination policy which sets forth the procedures for identifying and evaluating candidates for the board of directors. A copy of the policy can be found on our website at www.ecost.com. The policy provides that the board of directors will consider candidates that may be recommended for consideration by our stockholders, provided the information regarding director candidates recommended by our stockholders is submitted to the board of directors in compliance with the policy and other information reasonably requested by us within the timeframe prescribed in Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended, and other applicable rules and regulations. Such director candidate recommendation materials are required to be sent to our Secretary in writing c/o eCOST.com, Inc., 2555 West 190th Street, Suite 106, Torrance, California 90504. There are no specific minimum qualifications that the board of directors requires to be met by a director nominee recommended for a position on the board of directors, nor are there any specific qualities or skills that are necessary for one or more of our directors to possess, other than as are necessary to meet any requirements under rules and regulations applicable to us. The board of directors considers a potential candidate’s experience, areas of expertise, independence and other factors relative to the overall composition of the board of directors.

The board of directors considers director candidates that are suggested by members of the board of directors, as well as management and stockholders. The board of directors may also retain a third-party executive search firm to identify candidates. The process by which the independent members of the board of directors identify and evaluate nominees for director, including nominees recommended by stockholders, involves (with or without the assistance of a retained search firm), compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing and presenting to the full board of directors an analysis with regard to particular recommended candidates. During the search process, the independent members of the board of directors endeavor to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.

Who is the chairman of the board?

Adam W. Shaffer has served as Chairman of our board of directors since March 2004 and he continues to serve in this position.

How does the board determine which directors are considered independent?

Each year prior to the annual meeting, the board reviews and determines the independence of its directors. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of the SEC and Nasdaq. As a result of this review, the board affirmatively determined that Messrs. Rhoads and Weller are independent under the applicable rules.

How often did the board meet during fiscal year 2004?

The board met three times during fiscal year 2004. Each director is expected to attend each meeting of the board and of those committees on which he serves. No incumbent director attended less than 75% of all board and applicable committee meetings during fiscal year 2004. Executive sessions or meetings of outside

(non-management) directors without management present are held on a regular basis. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects.

What is the board’s policy on attendance by directors at annual stockholders’ meetings?

The board’s policy with regard to board members’ attendance at annual stockholders’ meetings is that attendance is not required but members, if practicable and time permitting, are encouraged to attend the annual meetings, either in person, by telephone or by other similar means of live communication (including video conference or webcast).

How do stockholders communicate with the board?

Stockholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole, or with the non-management directors as a group may do so by writing to our Secretary, eCOST.com, Inc., 2555 West 190th Street, Suite 106, Torrance, California 90504. Our corporate Secretary reviews all such correspondence and distributes communications to the board, or to individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The board has requested that the Secretary exclude communications that are patently unrelated to the duties and responsibilities of the board, such as spam, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable is excluded, with the provision that any communication that is filtered out by the Secretary pursuant to the foregoing guidelines shall be made available to any non-management director upon request.

DIRECTORS’ COMPENSATION

How are directors compensated?

We currently pay each director who is not one of our employees an annual retainer of $24,000 (paid quarterly), $2,500 for each board meeting attended in person, $1,000 for each committee meeting attended in person and $500 for each board or committee meeting attended by telephone. Additionally, we pay each chairman of our board committees an annual fee of $2,500 for service in that capacity. Directors who are our employees are not paid any additional compensation for their service on our board of directors. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with attending board and committee meetings.

Additionally, our non-employee directors are eligible to participate in our 2004 Non-Employee Director Stock Option Program, which is part of our 2004 Stock Incentive Plan. Both of our 2004 Non-Employee Director Stock Option Program and our 2004 Stock Incentive Plan are administered by the compensation committee of our board of directors. Under our 2004 Non-Employee Director Stock Option Program, our non-employee directors are eligible to receive annual, automatic, non-discretionary grants of nonqualified stock options under our 2004 Stock Incentive Plan at an exercise price equal to the fair market value of our common stock on the date of grant. Each new non-employee director is automatically granted an option to acquire 30,000 shares of our common stock, which vests quarterly over three years. Each non-employee director who has been a board member for at least six months on the date of each annual stockholder’s meeting, beginning with the 2005 annual meeting, receives an automatic grant of an option to acquire 10,000 shares of our common stock, which vests quarterly over one year. Thus, Messrs Rhoads, Timmerman and Weller will each receive a grant of an option to acquire 10,000 shares of our common stock in connection with our June annual meeting. All options granted under our 2004 Non-Employee Director Stock Option Program will become fully vested in the event of certain corporate transactions.

In addition to grants pursuant to our 2004 Non-Employee Director Stock Option Program, our non-employee directors are also eligible to receive additional grants under our 2004 Stock Incentive Plan, as determined from time to time by the compensation committee. The terms and conditions of grants to our non-employee directors under our 2004 Stock Incentive Plan are determined in the discretion of the compensation committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates the report by reference therein.

The Audit Committee has furnished the following report on Audit Committee matters:

To the Board of Directors:

We have reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended December 31, 2004.

We have discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the auditors their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

We have also considered whether the provision of services by PricewaterhouseCoopers LLP, other than services related to the audit of the financial statements referred to above and the review of interim financial statements included in the company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee

S. Keating Rhoads, Chairman

Mike Weller

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates the report by reference therein.

The Compensation Committee’s membership consists entirely of independent directors as defined by the requirements of the Nasdaq Stock Market. The Committee meets at scheduled times during the year, and it also considers and takes action from time to time by written consent. The Committee’s chairman reports on Committee actions and recommendations at each board meeting. In addition, the Committee has the authority to engage outside advisors, experts and others to assist it in fulfilling its duties. The Committee has furnished the following report on executive compensation for the year ended December 31, 2004. Thomas A. Maloof and S. Keating Rhoads served as members of the Committee in 2004. Mr. Maloof resigned from the company’s board of directors in April 2005.

Compensation Philosophy

The company has developed a compensation strategy that is designed to be cost effective yet sufficiently competitive to attract, retain and motivate high caliber executives who contribute to superior company performance and long-term stockholder value. The compensation of the company’s CEO and other executive officers is set at levels that the Compensation Committee believes to be reasonable within the context of the company’s compensation philosophy and in comparison to other companies, considering such factors as size, complexity, the industry and nature of their businesses, the regions in which they operate, the structure of their compensation programs and the availability of compensation information.

To accomplish this goal, the company uses three primary elements of compensation. These are:

•	base salary;

•	quarterly or annual bonuses; and

•	stock options.

Individual base salaries are established based on market position, an executive officer’s historical contribution and his/her anticipated future importance to the company. Salaries are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels and other factors, without assigning a specific weight to individual factors. Incentive bonuses are awarded based upon the achievement of goals and objectives that are linked primarily to overall company performance.

Stock options are viewed as an integral component of compensation, designed to encourage actions that are in alignment with long term stockholder interests. As a result, each executive officer receives a significant stock option award when he or she joins the company and is eligible for additional awards when circumstances warrant. Award sizes are determined based on various subjective factors, primarily related to the individual’s anticipated contributions to the company’s success, level of responsibility, experience and breadth of knowledge, as well as the company’s stock price at the time of award.

The Committee reviews and approves CEO and non-CEO executive compensation, incentive-compensation plans and equity based plans, including annual base salary levels, annual incentive compensation levels, long-term incentive compensation levels, employment agreements, severance agreements, change of control agreements/provisions, and any supplemental or special benefits. The Committee also reviews with management cash compensation policies, stock option plans and other compensation policies for the company’s employees.

In addition to the company’s primary components of executive compensation, the company provides certain senior executive officers with perquisites, including paid medical benefits, which it believes are reasonable, competitive and consistent with other comparable companies. The company believes that this approach best supports the objective of hiring and retaining the best executives.

Annual Cash Compensation

Base Salary. The Compensation Committee aims to set base salaries for the company’s executive officers annually at levels that are consistent with market norms and reflect consideration of (i) company performance, (ii) the individual performance of the executive and (iii) the executive’s scope of responsibility in relation to other officers and key executives within the company. The Compensation Committee also considers the compensation practices of a comparison group of peer companies.

Bonuses. Annual bonuses are paid to executive officers depending on the achievement of certain performance goals and criteria established by the Compensation Committee or as agreed to in individual employment agreements. In addition, the CEO makes recommendations to the Compensation Committee regarding the amounts of payments to be made to other executives. In 2004, the executive bonus payments were made pursuant to contractual obligations and were predicated upon the achievement of certain goals and objectives.

Long-term Equity-based Incentive Compensation

The Committee believes that an important component of the compensation paid to the company’s executives should be derived from stock options. The Committee believes that stock appreciation and stock ownership in the company are valuable incentives to executives, that the granting of stock options serves to align their interests with the interests of the stockholders as a whole, and that it encourages them to manage the company in its best long-term interests. The Compensation Committee determines whether to award stock options to executive officers based on recommendations from the CEO and after considering the amounts of the awards, the executive’s position within the company, length of service and anticipated importance of the executive to the future of the company. In addition to stock option awards upon hire, the company may award additional periodic grants of stock options to further incentivize performance in order to drive long-term stockholder value.

Compensation of Chief Executive Officer

Mr. Shaffer joined the company in March 2004. Pursuant to his employment agreement, he receives an annual base salary of $250,000 and is eligible to earn annual bonuses of up to $100,000. In addition, Mr. Shaffer earned $25,000 upon consummation of the company’s initial public offering. In establishing the overall compensation of the CEO, the Compensation Committee reviewed all components of his compensation, including base salary, bonuses and equity compensation. In addition, the Compensation Committee considered a number of factors in determining bonus, including net sales growth, new customer additions and customer acquisition costs. The Compensation Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining the compensation of the CEO. Consistent with the company’s overall executive compensation program, the compensation of the CEO is primarily composed of base salary, bonuses and stock options.

Mr. Shaffer received aggregate bonuses during the twelve months ended December 31, 2004 of $100,000, which includes $25,000 received upon consummation of the company’s initial public offering.

The Compensation Committee’s Conclusion

Based on the review discussed in this report, the Compensation Committee finds the CEO’s and the named executive officers’ total compensation in the aggregate to be reasonable and not excessive.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid to the CEO or any of the other four most highly compensated executive officers. Stock option and stock appreciation rights granted under the company’s 2004 Stock Incentive Plan are exempt from the Section 162(m) limits until the earlier of (i) a material modification of the 2004 Stock Incentive Plan, (ii) our Annual Meeting of Stockholders to be held in 2006 or (iii) such other date required by 162(m) of the Internal Revenue Code and the rules and regulations promulgated thereunder. The Compensation Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the company and its stockholders. Given the company’s changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with the company’s overall executive compensation program, even if some executive compensation is not fully deductible by the company. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible by the company, and reserves the right to do so in the future when appropriate.

Compensation Committee

S. Keating Rhoads

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about shares of our common stock that may be issued upon exercise of options under all of our equity compensation plans as of December 31, 2004:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Security Holders	1,349,900	$5.63	5,870,750
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	1,349,900	$5.63	5,870,750

(1)	Represents shares available for issuance under our 2004 Stock Incentive Plan as of December 31, 2004. The 2004 Stock Incentive Plan contains an evergreen formula pursuant to which on January 1 of each year, the aggregate number of shares reserved for issuance under the 2004 Stock Incentive Plan will increase by a number of shares equal to 3% of the outstanding shares on December 31 of the preceding year. On January 1, 2005, an additional 523,950 shares became available under this Plan pursuant to the evergreen provision. Our board of directors suspended the use of our 1999 Stock Incentive Plan effective upon the completion of our initial public offering, and no further grants will be made under the 1999 Plan. Each of our 1999 Stock Incentive Plan and our 2004 Stock Incentive Plan was approved by PC Mall, as our sole stockholder, prior to our initial public offering.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following information does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates such information by reference therein.

Set forth below is a line graph comparing the cumulative total stockholder return on the company’s common stock against the cumulative total return of the Nasdaq U.S. Index and the Nasdaq Retail Trade Index. The graph assumes that $100 was invested on August 27, 2005 (the first day of public trading of our common stock) in each of our common stock, the Nasdaq U.S. Index and the Nasdaq Retail Trade Index and that all dividends were reinvested. Prior to completion of our initial public offering, we declared a dividend of $2.5 million to PC Mall, which amount was paid by the non-cash settlement of the capital contribution due from PC Mall outstanding as of the date our initial public offering was completed. No other cash dividends have been paid or declared on our common stock since our initial public offering.

	Cumulative Total Return
	8/27/04	8/31/04	9/30/04	10/31/04	11/30/04	12/31/04
eCOST.com, Inc.	$100.00	$102.67	$125.38	$149.12	$322.20	$266.61
Nasdaq Stock Market (U.S.) Index	100.00	100.51	101.28	101.41	104.80	108.63
Nasdaq Retail Trade Index	100.00	97.68	102.86	108.20	115.17	120.42

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to us and our affiliates, including PC Mall, for the fiscal years indicated earned by our Chief Executive Officer and our other most highly compensated executive officers as of December 31, 2004, each of whom earned in excess of $100,000 during the 2004 fiscal year. The individuals listed in the following tables are sometimes referred to as our “named executive officers.” For the years 2002 and 2003, and for a part of the year 2004 reported below, we operated as a wholly-owned subsidiary of PC Mall, and the compensation of the individuals named below was determined in accordance with policies established by PC Mall.

		Annual Compensation(1)		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Securities Underlying Options(#)		All Other Compensation
Adam W. Shaffer (2) Chief Executive Officer	2004	$192,307	$100,000	560,000		$9,000	(3)

Gary W. Guy President	2004 2003 2002	172,073 141,761 138,667	21,317 21,284 26,138	100,000 — —		335 1,076 1,078	(4) (4) (4)

Theodore R. Sanders (5) Former Chief Financial Officer	2004 2003 2002	250,451 239,610 235,000	43,234 60,786 44,462	40,000 — 25,000	(6) (6)	8,340 8,340 8,340	(7) (7) (7)

(1)	Includes amounts deferred by executive officers pursuant to PC Mall’s 401(k) Savings Plan.
(2)	Mr. Shaffer joined our company in March 2004.
(3)	Represents relocation expenses.
(4)	Consists of matching contributions made by PC Mall under the PC Mall 401(k) Plan.
(5)	Mr. Sanders resigned effective January 2005. Mr. Sanders is the Chief Financial Officer of PC Mall and acted as our principal financial officer from our inception until January 2005, when Elizabeth S.C.S. Murray joined our company. The compensation paid to Mr. Sanders was for services provided to PC Mall, and we were allocated and charged a portion of his compensation for services rendered to us.
(6)	These options consist of options to purchase PC Mall common stock granted by PC Mall. In connection with our spin-off from PC Mall on April 11, 2005, these options were converted into adjusted PC Mall options and options to purchase our common stock (multiplied by the distribution ratio of approximately 1.2071).
(7)	Represents an automobile allowance provided by PC Mall.

Options/SAR Grants in Last Fiscal Year

The following table provides information on grants of options to purchase our common stock in fiscal 2004 to the named executive officers:

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%($)	10%($)
Adam W. Shaffer	560,000	62.0%	$6.43	8/18/14	$2,264,524	$5,738,748
Gary W. Guy	100,000	11.1	8.93	11/2/14	561,603	1,423,212
Theodore R. Sanders	—	—	—	—	—	—

(1)	Based on options to purchase a total of 903,750 shares granted by us to our employees in 2004. Mr. Guy’s options were granted at fair market value, have 10 year terms and 4 year vesting schedules. An aggregate of 25% of the shares subject to the option vest one year from the date of grant, with the remaining shares vesting in equal quarterly installments over a 3-year period. For the terms of Mr. Shaffer’s options, please see “Employment Agreements and Change-in-Control Arrangements” below.
(2)	The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price appreciates at the indicated rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the exercise price at some time during the term of the option.

The following table provides information on grants of options to purchase PC Mall common stock in fiscal 2004 to the named executive officers:

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(#)	Percent of Total Options/SARs Granted in Fiscal Year(1)	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%($)	10%($)
Adam W. Shaffer	—	—%	$—	—	$—	$—
Gary W. Guy	—	—	—	—	—	—
Theodore R. Sanders	40,000	7.4	15.70	10/28/14	394,946	1,000,870

(1)	Based on options to purchase a total of 538,100 shares granted by PC Mall in 2004. An aggregate of 25% of the shares subject to the option vested immediately, with the remaining shares vesting in equal quarterly installments over a 4-year period.
(2)	The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price appreciates at the indicated rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the exercise price at some time during the term of the option.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows certain information about options to purchase eCOST.com common stock held by the named executive officers on December 31, 2004. No options to purchase our common stock were exercised by the named executive officers in fiscal year 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Adam W. Shaffer	175,000	385,000	$1,666,000	$3,665,200
Gary W. Guy	140,000	100,000	2,173,500	702,000
Theodore R. Sanders	56,000	—	853,440	—

(1)	Value based on the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2004, which was $15.95, less the exercise price, times the number of shares issuable pursuant to such options.

The following table shows certain information about options to purchase PC Mall common stock held by the named executive officers on December 31, 2004 and exercises by such individuals of options to purchase PC Mall common stock in fiscal year 2004.

	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Adam W. Shaffer	—	$—	—	—	$—	$—
Gary W. Guy	—	—	15,917	2,500	308,992	50,550
Theodore R. Sanders	24,000	433,242	123,550	36,250	2,333,395	326,150

(1)	Calculated by determining the difference between the fair market value of the PC Mall common stock underlying the options on the date each option was exercised and the exercise price of the options.
(2)	Value based on the closing price of PC Mall common stock as reported on the Nasdaq National Market on December 31, 2004, which was $22.38, less the exercise price, times the number of shares issuable pursuant to such options.

Compensation Committee Interlocks and Insider Participation

S. Keating Rhoads and Thomas A. Maloof served as members of our compensation committee in fiscal year 2004. Mr. Maloof resigned from the board of directors on April 11, 2005. None of our executive officers serves as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our compensation committee or board.

Employment Agreements and Change-in-Control Arrangements

We have entered into employment agreements with Adam W. Shaffer, our Chief Executive Officer, and with Elizabeth S.C.S. Murray, our Executive Vice President, Treasurer, Secretary and Chief Financial Officer.

Our employment agreement with Mr. Shaffer became effective March 2004. Under the terms of this agreement, we will pay Mr. Shaffer an annual base salary of $250,000. Mr. Shaffer is eligible to earn annual bonuses of up to $100,000, and was entitled to a one-time bonus of up to $25,000 upon the completion of our initial public offering. Additionally, we granted Mr. Shaffer an option to purchase 560,000 shares of our common stock at an exercise price of $6.43 per share pursuant to the terms of the employment agreement. An aggregate of

25% of the shares of common stock subject to Mr. Shaffer’s option vested upon the completion of our initial public offering. The remainder of the shares of common stock subject to Mr. Shaffer’s option vest in equal quarterly installments over a three-year period following the initial public offering. Notwithstanding the foregoing, Mr. Shaffer’s option agreement provides that the vesting of his options may, subject to certain exceptions specified in the agreement, partially accelerate if we are a party to certain corporate transactions, as defined in our 1999 Stock Incentive Plan, including certain mergers and acquisitions. Mr. Shaffer’s employment with us is at will, which means that he or we can terminate his employment at any time with or without cause, as defined in his employment agreement, and generally without prior notice. If we terminate Mr. Shaffer’s employment without cause, we will be required to pay him an equivalent of six months of his base salary if he executes a severance and release agreement that is reasonably acceptable to our board of directors. If we terminate Mr. Shaffer’s employment for cause, we will not be obligated to pay him any severance compensation.

Ms. Murray was appointed as our Executive Vice President, Treasurer, Secretary and Chief Financial Officer effective January 2005. Under the terms of our employment agreement with Ms. Murray, we will pay her an annual base salary of $235,000. Ms. Murray is eligible to earn an annual bonus of up to 50% of her base salary pursuant to a bonus plan to be adopted by us; provided, however, for the calendar year of 2005, Ms. Murray is entitled to receive a minimum bonus of 25% of her base salary. Additionally, Ms. Murray was granted an option to purchase 250,000 shares of our common stock at an exercise price of $12.15 (the closing price of our common stock on the date her employment commenced). The option vests in equal quarterly installments over a four year period. However, the option will partially accelerate, subject to certain exceptions specified in the agreement, upon certain corporate transactions. Ms. Murray’s employment with us is at will, which means that she or we can terminate her employment at any time with or without cause, as defined in her employment agreement, and generally without prior notice. In the event we terminate Ms. Murray’s employment without cause, we will be required to pay her an equivalent of six months of her base salary if she executes a severance and release agreement that is reasonably acceptable to our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to our initial public offering in September 2004, we were a wholly owned subsidiary of PC Mall. In connection with our initial public offering and our separation from PC Mall, we entered into a Master Separation and Distribution Agreement with PC Mall that contains many of the key provisions related to our initial public offering and our spin-off from PC Mall. The other agreements referenced in the Master Separation and Distribution Agreement govern certain aspects relating to the separation and various interim and ongoing relationships between us and PC Mall following the completion of the initial public offering.

The following is a summary of the material terms of the Master Separation and Distribution Agreement between us and PC Mall and other key agreements that we entered into with PC Mall or its affiliates relating to our separation from and our ongoing relationships with PC Mall following our initial public offering. For a complete description of these agreements, you should refer to the full text of these agreements, which have been filed with the SEC. On April 11, 2005, PC Mall completed the distribution of our outstanding common stock to its stockholders, which we refer to as the distribution or spin-off.

The Master Separation and Distribution Agreement contains the key provisions related to our separation from, and our ongoing relationship with, PC Mall, our initial public offering and PC Mall’s divestiture of our company through the distribution. Other agreements referenced in the Master Separation and Distribution Agreement govern various prior, interim and ongoing relationships between us and PC Mall. These agreements include:

•	the Tax Allocation and Indemnification Agreement;

•	the Employee Benefit Matters Agreement;

•	the Administrative Services Agreement;

•	the Product Sales, Inventory Management and Order Fulfillment Agreement;

•	the Information Technology Systems Usage and Services Agreement;

•	the License Agreements;

•	the Sublease Agreement;

•	the Registration Rights Agreement between us and PC Mall; and

•	the Registration Rights Agreement between us and Frank F. Khulusi.

Master Separation and Distribution Agreement

The Master Separation and Distribution Agreement contains the key provisions relating to the separation of our business from PC Mall’s other businesses, the general terms and conditions and corporate transactions required to effect our initial public offering and the distribution and the general intent of the parties as to how these matters would be undertaken and completed.

The Contribution.    The Master Separation and Distribution Agreement describes generally the assets that were contributed and transferred to us by PC Mall and the liabilities assumed by us from PC Mall, which we refer to as the contribution. These assets include substantially all of the assets, properties and rights exclusively used or held for use exclusively in the operation of our business. The liabilities include substantially all debts, liabilities, commitments and obligations of any nature, whether known, unknown, contingent or otherwise, to the extent arising out of or relating to our business prior to, on or after the contribution date.

Mutual Release of Pre-Offering Claims.    The agreement generally provides for a full release and discharge of all liabilities existing or arising from all acts and events prior to our initial public offering. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between us and PC Mall, and our respective affiliates, on or before our initial public offering.

Indemnification.    Under the Master Separation and Distribution Agreement, we indemnify PC Mall and its representatives and affiliates from all losses suffered by PC Mall or its representatives or affiliates arising out of or related to any of the following:

•	our failure to pay, perform or discharge in due course any of our liabilities;

•	our business or liabilities related to our business;

•	our failure to comply with the terms of the Master Separation and Distribution Agreement or any of the ancillary agreements;

•	any untrue statement of a material fact or material omission in this prospectus or any similar documents relating to our initial public offering or the distribution to PC Mall’s stockholders.

PC Mall indemnifies our company and our representatives and affiliates from any and all losses suffered by our company or our representatives or affiliates arising out of or related to any of the following:

•	PC Mall’s failure to pay, perform or discharge in due course PC Mall’s liabilities that are not assumed by us in connection with the distribution or our separation from PC Mall;

•	the operation of PC Mall’s business or liabilities relating to PC Mall’s business, other than our business; or

•	PC Mall’s failure to comply with the terms of the Master Separation and Distribution Agreement or any of the other agreements between PC Mall and our company entered into in connection with the separation and the distribution.

Any rights to indemnification for tax liabilities are governed solely by the Tax Allocation and Indemnification Agreement.

Access to Information.    Under the Master Separation and Distribution Agreement, we and PC Mall are obligated to provide each other access to information as follows:

•	subject to applicable confidentiality obligations and other restrictions, we and PC Mall will give each other any information within each other’s possession that the requesting party reasonably needs to comply with requirements imposed on the requesting party by a governmental authority, for use in any proceeding or to satisfy audit, accounting or similar requirements, or to comply with its obligations under the Master Separation and Distribution Agreement or any ancillary agreement;

•	for so long as PC Mall is required to consolidate our results of operation and financial position or account for its investment in our company on the equity method of accounting, we will provide to PC Mall, at no charge, all financial and other data and information that PC Mall determined necessary or advisable in order to prepare its financial statements and reports or filings with any governmental authority, including copies of all quarterly and annual financial information and other reports and documents we intended to file with the Securities and Exchange Commission prior to such filings (as well as final copies upon filing), and copies of our budgets and financial projections;

•	we and PC Mall will use reasonable efforts to make available to each other our respective past and present directors, officers, other employees and agents as witnesses in any legal, administrative or other proceedings in which the other party may become involved;

•	the company providing information, consultant or witness services under the Master Separation and Distribution Agreement will be entitled to reimbursement from the other for reasonable expenses incurred in providing this assistance;

•	we will have access to documents and objects relating to our business that are contained within PC Mall’s records; and

•	we and PC Mall each agree to hold in strict confidence all information concerning or belonging to the other party.

Termination.    The Master Separation and Distribution Agreement may be terminated by the mutual consent of PC Mall and us.

Expenses.    In general, we and PC Mall are each responsible for our own costs (including all associated third-party costs) incurred in connection with the transactions contemplated by the Master Separation and Distribution Agreement. However, we paid all costs and expenses relating to our initial public offering, including the underwriting discounts and all financial, legal, accounting and other expenses. Each party bore its own costs (including all associated third-party costs) and expenses relating to the distribution.

Tax Allocation and Indemnification Agreement

We entered into a Tax Allocation and Indemnification Agreement with PC Mall, which governs the respective rights, responsibilities, and obligations of PC Mall and us after our initial public offering with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns.

In general, under the Tax Allocation and Indemnification Agreement:

•

PC Mall is responsible for any U.S. federal, state or local income taxes that are determined on a consolidated, combined or unitary basis on a return that includes PC Mall (and/or one or more of its subsidiaries), on the one hand, and us (and/or one or more of our subsidiaries), on the other hand.

However, in the event that we or one of our subsidiaries are included in such a return for a period (or portion thereof) beginning after the date of our initial public offering, we are responsible for our portion of the income tax liability in respect of the period as if we and our subsidiaries had filed a separate tax return that included only us and our subsidiaries for that period (or portion thereof);

•	PC Mall is responsible for any U.S. federal, state or local income taxes due with respect to returns that include only PC Mall and/or its subsidiaries (excluding us and our subsidiaries), and we are responsible for any U.S. federal, state or local income taxes due with respect to returns that include only us and/or our subsidiaries;

•	PC Mall is responsible for any foreign income taxes of PC Mall and its subsidiaries (excluding us and our subsidiaries), and we are responsible for any foreign income taxes of us and our subsidiaries; and

•	PC Mall is responsible for any non-income taxes attributable to its own business for any period. We are responsible for any non-income taxes attributable to our own business for any period.

As a result of our being included in the PC Mall consolidated federal income tax return until completion of the spin-off, losses incurred by us prior to the distribution are reduced by any profits of the PC Mall group for 2005. Any remaining unused operating loss allocable to us under federal tax law will carry forward to our separate federal income tax returns and will be available to offset our operating profits earned as a stand-alone company. Under the Tax Allocation and Indemnification Agreement, we are not allocated any remaining unused operating loss under state or local law unless required under applicable state or local law.

The Tax Allocation and Indemnification Agreement assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the Tax Allocation and Indemnification Agreement provides for cooperation and information sharing with respect to tax matters. Finally, the Tax Allocation and Indemnification Agreement provides that all tax refunds for periods in which we are included in the PC Mall consolidated, combined or unitary group shall be paid to PC Mall, including tax refunds attributable to taxes which we initially paid.

Preservation of the Tax-Free Status of the Distribution.    PC Mall and we intend that the contribution of assets by PC Mall to us and the distribution, taken together, will qualify as a reorganization pursuant to which no gain or loss is recognized by PC Mall or its stockholders for federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Internal Revenue Code. PC Mall received an opinion from its tax counsel to such effect. In either case, we made certain representations regarding our company and our business and PC Mall made certain representations regarding it and its business. We are subject to certain restrictions for a three year period after the distribution that are intended to preserve the tax-free status of the contribution and the distribution. We may take a certain action or certain actions otherwise prohibited by these covenants if, prior to taking any such action, we have obtained (and provided to PC Mall) a written opinion of tax counsel reasonably acceptable to PC Mall, or a ruling from the Internal Revenue Service, that such action or actions would not jeopardize the tax-free status of the contribution and the distribution. These covenants include restrictions on our ability to:

•	engage in certain stock issuance transactions that, when combined with the shares issued in our initial public offering, comprise 40% of our stock;

•	merge or consolidate with another corporation;

•	liquidate or partially liquidate;

•	sell or transfer all or substantially all of our assets;

•	redeem or repurchase our stock (except in certain limited circumstances); or

•	take any other action which could reasonably be expected to cause Section 355(e) to apply to the distribution.

Indemnification for Tax Liability.    We will indemnify PC Mall and its affiliates against any and all tax-related liabilities incurred by them that relate to the contribution and the distribution to the extent caused by our act or failure to act after the distribution, or as a result of our breach of a representation or a covenant relating to an act or an omission by us that occurs after the distribution, in a manner that causes the distribution to fail to qualify under Section 355 of the Internal Revenue Code or from the application of Section 355(e) of the Internal Revenue Code. PC Mall and its affiliates indemnify us against any and all tax-related liabilities incurred by us that relate to the contribution and the distribution to the extent caused by their act or failure to act before or after the distribution, or as a result of their breach of a representation or a covenant in a manner that causes the contribution and the distribution, taken together, to fail to qualify as a reorganization under Sections 355, 368(a)(1)(D) and related provisions of the code of the Internal Revenue Code or from the application of Section 355(e) of the Internal Revenue Code. These liabilities include the substantial tax-related liability that would result if the contribution and the distribution failed to qualify as a tax-free reorganization in which all members of the consolidated, unitary or combined group of PC Mall would have joint and several liability. This indemnification applies even if PC Mall has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Employee Benefit Matters Agreement

We entered into an Employee Benefit Matters Agreement with PC Mall which allocates to us some of the assets, liabilities and responsibilities relating to our current and former employees. The agreement provides for our employees’ continued participation in some of the benefit plans that PC Mall sponsors, at our cost.

Pursuant to the Employee Benefit Matters Agreement, all PC Mall stock options that were outstanding on the record date for the distribution and that had not been exercised prior to the distribution date were converted into two stock options: (1) an option to purchase the number of previously unexercised PC Mall stock options as of the record date, and (2) an option to purchase a number of shares of our common stock equal to the number of previously unexercised PC Mall stock options times a fraction, the numerator of which is the total number of shares of our common stock distributed to PC Mall stockholders in the distribution and the denominator of which is the total number of PC Mall shares outstanding on the record date for the distribution. Any outstanding warrants to purchase PC Mall common stock were similarly adjusted under the terms of the Master Separation and Distribution Agreement.

We and PC Mall also agreed that, without the other’s consent, for a period of two years following our initial public offering, neither party nor its affiliates will solicit or hire any employee of the other party who was employed by the other party or its affiliates within six months prior to such solicitation or hiring.

Administrative Services Agreement

We entered into an Administrative Services Agreement with a subsidiary of PC Mall to provide us with certain general and administrative services, including but not limited to, the following:

•	general accounting and finance services;

•	tax services;

•	human resources administration;

•	record maintenance;

•	credit card processing; and

•	database management.

As consideration for the services, we paid PC Mall a monthly fee of $101,600. In only limited circumstances will PC Mall or its affiliates be liable to us with respect to the provision of services under this agreement. The agreement has a term of one year, but either party may terminate the agreement earlier by providing the other party 90 days prior written notice of such termination. PC Mall has the right, in its sole discretion, to subcontract its rights and responsibilities under the agreement.

This Administrative Services Agreement was amended in March 2005. The amendment reduced the scope of the services covered by the agreement and the monthly service charges to $19,000, effective as of the date of the distribution. Under the amended agreement, services consist of:

•	payroll administration;

•	tax return preparation;

•	human resources administration;

•	product information management;

•	catalog advertising;

•	production services; and

•	accounting and finance services necessary for the preparation of our financial statements for periods through the date of the distribution.

Product Sales, Inventory Management and Order Fulfillment Agreement

We entered into a Product Sales, Inventory Management and Order Fulfillment Agreement with a subsidiary of PC Mall to provide us with product sales, inventory management and order fulfillment services at the same levels PC Mall has historically provided to us. Under the agreement, PC Mall provided the following services to us:

•	Purchasing services, including purchasing for its own account inventory to meet the projected sales requirements we provide to PC Mall;

•	Inventory management, including receiving, processing and analyzing data, maintaining sufficient inventory, packing materials, warehouse facilities, equipment, employees, vendor relationships and information technology to monitor, maintain, receive, inspect, record, manage, track and access efficiently the receipt and processing of inventory; and

•	Order fulfillment, including picking, packing, shipping tracking and processing returns.

As consideration for such services, we paid PC Mall the following fees:

•	$4.00 fulfillment charge per shipment;

•	shipping expenses at cost;

•	a restocking fee of 10% of cost; and

•	a monthly inventory management fee of $9,700.

Pursuant to the terms of the agreement, our cost for products was net of any discounts, incentives or vendor consideration obtained by PC Mall in amounts determined consistent with past practices. PC Mall has the right to demand that we purchase all or any portion of excess inventory acquired based on our inventory requirement projections at the end of each sales season. In only limited circumstances will PC Mall of its affiliates be liable to us with respect to the provision of services under this agreement. The agreement terminated pursuant to its terms upon the consummation of the distribution.

In March 2005, we entered into an Inventory Location Agreement with a subsidiary of PC Mall pursuant to which PC Mall delivered to us, and we housed at our new distribution facility, certain inventory from time to time to facilitate purchases of inventory under the Product Sales, Inventory Management and Order Fulfillment Agreement. The Inventory Location Agreement was amended in April 2005 to clarify that as of April 7, 2005, all inventory delivered by PC Mall to our facility during the term was done so at our request. Consistent with the terms of the Product Sales, Inventory Management and Order Fulfillment Agreement, we agreed to purchase such inventory at PC Mall’s request, and we agreed to make payment for certain inventory within two business days after such request. This agreement terminated according to its terms upon the distribution.

Information Technology Systems Usage and Services Agreement

We entered into a Information Technology Systems Usage and Services Agreement with a subsidiary of PC Mall to provide us with usage of telecommunications systems and hardware and software systems, information technology services and related support services, including maintaining our management information and reporting systems and hosting our website. As consideration for the services and the usage of the hardware and software systems, we pay a monthly fee of $40,000. We also are required to provide reimbursement for our actual telecommunications systems usage charges. To the extent we need to upgrade or expand the capacity of our systems, we are responsible for purchasing any such additional capacity or hardware. In only limited circumstances will PC Mall or its affiliates be liable to us with respect to the provision of services under this agreement. Further, we expect to pay PC Mall approximately an additional $20,000 per month for the use of equipment we requested under the agreement. The agreement has a term of two years, but either party may terminate the agreement earlier by providing the other party 180 days prior written notice of such termination.

License Agreements

We have entered into two software license agreements with PC Mall and one of its subsidiaries to govern the respective rights, responsibilities, and obligations of PC Mall and us in connection with certain technology and software we license from PC Mall. We paid a one time license fee of $50,000 for one of the software license agreements. The licenses are non-exclusive, non-transferable, non-sublicensable, perpetual, royalty-free licenses for us to continue to use the technology and software in a manner substantially similar to our uses prior to the closing of our initial public offering as well as reproduce, prepare derivative works of, modify and use as reasonably necessary to operate our website. The technology and software is licensed to us on an “as is” basis, and we agree to indemnify PC Mall for any liability it incurs as a result of our use of such technology.

Sublease Agreement

In January 2003, we entered into a Sublease Agreement with PC Mall for approximately 7,800 square feet of office space located at PC Mall’s corporate headquarters in Torrance, California. Prior to our initial public offering, we paid PC Mall monthly base rent of $6,472, adjusted periodically based on rent changes in the master lease and upon changes in the amount of space we may occupy from time to time. We were also responsible for additional rent, which included our proportionate share of all common area maintenance, including but not limited to amortization of leasehold improvements, real estate taxes, telecommunications systems and hardware and software systems expenses and other operating expenses. In 2004, we paid PC Mall approximately $1,717,000 for these expenses. The sublease terminates in September 2007.

Prior to the closing of our initial public offering, we amended and restated our Sublease Agreement with PC Mall to adjust for increases in square footage and base monthly rent over time as shown in the following table:

Dates	Square Feet	Base Rent
Through September 2004	9,900	$8,217
October 2004 – December 2004	10,000	$8,300
January 2005 – December 2005	11,000	$9,130
January 2006 – September 2007	14,300	$11,869

Our use of certain items such as telecommunications systems and hardware and software systems, which were previously included in the additional rent figure under our existing Sublease Agreement, are provided under our Information Technology Systems Usage and Services Agreement with PC Mall.

Registration Rights Agreement with PC Mall

We entered into a registration rights agreement with PC Mall pursuant to which we granted PC Mall the right, in certain circumstances, to require registration of shares of our common stock held by PC Mall. The registration rights granted to PC Mall under the agreement terminated pursuant to its terms upon the consummation of the distribution.

Registration Rights Agreement with Frank F. Khulusi

Frank F. Khulusi is the principal stockholder, President and Chief Executive Officer of PC Mall. As a result of the distribution, Mr. Khulusi is the beneficial owner of approximately 14.2% of our common stock. Mr. Khulusi has the right, in certain circumstances, to require registration of shares of our common stock that are held by Mr. Khulusi.

Demand Registration.    Mr. Khulusi may request two demand registrations under the Securities Act of all or any portion of our shares covered by the registration rights agreement, and we are obligated to register such shares as requested by Mr. Khulusi. However, Mr. Khulusi may not make a request for registration until 180 days following the distribution. In addition, we have the right to postpone the filing or effectiveness of any demand registration in certain instances.

Piggy-Back Registration Rights.    Mr. Khulusi has the right to include his shares of our common stock in certain of our offerings.

Registration Expenses.    Mr. Khulusi is responsible for all of the costs and expenses associated with any demand registration, except that we are responsible for up to $200,000 of the first, and up to $100,000 of the second, demand registration. We are responsible for all of the costs and expenses for any piggyback registration, excluding costs and expenses for underwriting discounts, selling commissions and transfer taxes applicable to the sale of the securities and any legal fees and expenses of counsel or other advisers of Mr. Khulusi, which will be the responsibility of Mr. Khulusi.

Termination.    The rights under the agreement terminate upon the earliest to occur of:

•	the fifth anniversary of the distribution;

•	such time as the registrable shares have been sold;

•	such time as the registrable shares have been registered under the Securities Act for a period of at least 90 days; or

•	such time as we receive an opinion of counsel that the registrable shares may be sold by the holder without registration under the Securities Act and without restriction as to the quantity and manner of such sales.

Product Sales Agreement

In April 2005, we entered into a Product Sales Agreement, pursuant to which PC Mall continues to sell certain products to us for a transition period of up to 90 days after the distribution. Products are sold at a negotiated price, except in the case of certain refurbished products pursuant to which PC Mall has the right to require us to purchase any products for which we have issued a purchase order at PC Mall’s cost.

Historical Agreements with PC Mall

Since our inception, PC Mall has provided us various services, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and administration, advertising services, and use of office space. PC Mall has historically allocated and charged us a portion of its overhead costs in consideration for these services based upon several factors including net sales, net cost of goods sold, square footage, systems utilization, headcount and other factors. In January 2003, we formalized our arrangements with PC Mall by entering into agreements that provided for substantially the same services that PC Mall provided us prior to that time. The agreements discussed above in this “Certain Relationships and Related Transactions” section replaced each of these historical agreements with PC Mall.

The following table sets forth the costs that we have been allocated and charged by PC Mall for the services described above for the past fiscal year identified by category as recorded in our statements of operations (in thousands):

Year ended December 31, 2004
Cost of goods sold (including cost of products, shipping and fulfillment)	$151,873

Selling, general and administrative expenses	$2,421

Interest expense	$12

Prior to completion of our initial public offering, we declared a dividend of $2.5 million to PC Mall, which amount was paid by the non-cash settlement of the capital contribution due from PC Mall outstanding as of the date our initial public offering was completed.

Other Relationships and Transactions

Mark A. Timmerman, a principal of William Blair & Company, L.L.C., is a member of our board of directors. William Blair & Company, L.L.C. acted as one of the managing underwriters for our initial public offering. William Blair received fees and commissions of approximately $1.4 million in connection with our initial public offering. We agreed to indemnify William Blair and its agents for certain liabilities related to our initial public offering.

Adam W. Shaffer, our Chairman and Chief Executive Officer, purchased 15,000 shares of our common stock in our initial public offering at the public offering price of $5.80.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our charter documents.

In connection with our spin-off from PC Mall and pursuant to the Employee Benefit Matters Agreement described above, we granted options to purchase our common stock to the following officers, directors and principal stockholders as a result of their outstanding PC Mall options on the date of the distribution to preserve the intrinsic economic value of the outstanding PC Mall options:

Name	Number of Shares Underlying New eCOST.com Options	Exercise Price
Gary W. Guy	200 60 604 3,621 3,259 12,071 2,414	$0.80 0.80 0.95 1.19 3.58 1.08 0.81

Frank F. Khulusi	120,710 120,710 60,355 241,420 120,710	0.95 1.13 3.58 0.75 7.85

Thomas A. Maloof (1)	6,035 24,142 7,242 6,035 24,142	3.99 2.50 5.04 1.13 7.85

(1)	Mr. Maloof resigned from our board of directors on April 11, 2005.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Who are the company’s accountants?

The audit committee selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP has audited our financial statements since 2004 and the financial statements of PC Mall, our former parent company, since 1994. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

What fees did the company pay to its principal auditors?

Audit fees.    The aggregate fees we incurred in fiscal year 2004 for professional services PricewaterhouseCoopers LLP rendered to us for the audit of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q, as well as for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements was $298,000, of which $29,500 was billed within the year. Additionally, during fiscal year 2004, PricewaterhouseCoopers LLP performed audits and reviews of the annual and interim financial statements, respectively, as included in our Form S-1 registration statement which was initially filed with the SEC in May 2004. The aggregate fees for these additional services and the related SEC financial statement comment process was $654,000. We did not incur any audit fees in fiscal year 2003.

Audit-related fees.    The aggregate fees PricewaterhouseCoopers LLP billed us in fiscal years 2003 and 2004 for assurance or related services associated with the performance of its audit or review of our financial statements, other than those reported above under the caption “Audit Fees,” was $0 and $268,000, respectively. For fiscal year 2004, the fees were related to work associated with our initial public offering and merger and acquisition consulting.

Tax fees.    PricewaterhouseCoopers LLP did not provide us, or bill us for, any professional services rendered for tax compliance, tax advice or tax planning in the last two fiscal years.

All other fees.    PricewaterhouseCoopers LLP did not provide us, or bill us for, any products or services in the last two fiscal years, other than the services performed in connection with the fees reported under the captions “Audit Fees” and “Audit-Related Fees” above.

Audit Committee Pre-Approval Policy

The audit committee of our board of directors has adopted a policy requiring that all services provided to us by our independent auditors be pre-approved by the audit committee. The policy pre-approves specific types of services that the independent auditors may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by our audit committee prior to any engagement with respect to that type of service. Our audit committee reviews the pre-approval policy and establishes fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, our audit committee delegated to its chairman the authority to explicitly pre-approve engagements with our independent auditors, provided that any pre-approval decisions must be reported to our audit committee at its next scheduled meeting. If explicit pre-approval is required for any service, our chief financial officer and our independent auditor must submit a joint request to the audit committee, or its authorized delegate, describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

During fiscal year 2004, approximately 1% of the services described above under the caption “Audit-Related Fees” were made pursuant to the de minimis exception provided under Section 10A(i)(1)(B) of the Exchange Act.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Did all directors and executive officers comply with Section 16(a) reporting requirements?

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2004 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Stockholder Proposals

How may stockholders make proposals or director nominations for the 2006 annual meeting?

Stockholders interested in submitting a proposal for inclusion in the proxy statement for the 2006 annual meeting may do so by submitting the proposal in writing to the company’s Secretary at 2555 West 190th Street, Suite 106, Torrance, California 90504. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than January 27, 2006. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

The company’s bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and stockholder proposals to be brought before an annual meeting. Stockholder proposals and nominations may not be brought before the 2006 annual meeting unless, among other things, the stockholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in the company’s bylaws, and the stockholder’s submission is received by the company no earlier than the close of business on March 2, 2006 and no later than April 1, 2006. Proposals or nominations not meeting these requirements will not be entertained at the 2006 annual meeting. Stockholders recommending candidates for consideration by the board of directors must provide the candidate’s name, age, business address and residence, principal occupation or employment, and the class and number of shares of the company which are beneficially owned by the candidate. In addition, stockholders recommending candidates must also provide their name and record address and the class and number of shares beneficially owned by the stockholder. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. These requirements are separate from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the proxy statement. A copy of the full text of these bylaw provisions may be found in Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-115199), filed with the SEC on July 26, 2004 or by writing to the company’s Secretary at the address above.

If a stockholder submitting a proposal or nomination does not also comply with the requirements of Rule 14a-14 under the Securities Exchange Act, the company may exercise discretionary authority under proxies the company solicits to vote in accordance with the company’s best judgment on any such proposal or nomination.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names, which are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. One or more of telephone, e-mail, telegram, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies by mail. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

What is “householding” of proxy materials and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the company’s Secretary at the address mentioned above or by calling us at (310) 225-4418.

Annual Report on Form 10-K and Financial Statements

How will I receive the company’s annual report?

We are mailing the notice of the annual meeting, this proxy statement and the company’s 2004 Annual Report to stockholders, which includes our Form 10-K for the fiscal year ended December 31, 2004, in one package. Exhibits to the Form 10-K not included in this mailing are available electronically at www.sec.gov. We will also furnish desired exhibits upon written request and payment of a fee of ten cents per page covering our duplicating costs. Written requests should be directed to our Secretary at the address above. Our 2004 annual report on Form 10-K (including exhibits) and this proxy statement are also available on our website (www.ecost.com) under the investor relations section.

Code of Ethics

Does the company have a code of ethics and how may I obtain a copy?

We have adopted a code of ethics that applies to all employees, including our executive officers and directors. A copy is posted on our website (www.ecost.com) under the investor relations section. In addition, we will provide to any person without charge a copy of the code upon written request to the company’s Secretary at the address above.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

PROPOSAL 1—ELECTION OF DIRECTORS

As discussed above under the caption “Election of Directors,” the board has nominated Messrs. Shaffer, Guy, Rhoads, Timmerman and Weller for election to the board, to serve until our 2006 annual meeting or upon his successor being duly elected and qualified. Unless marked otherwise, proxies received will be voted FOR the election of these five nominees, who currently serve as our directors. If any such nominee for the office of director is, at the time of the annual meeting, unwilling or unable to serve if elected as a director, the proxies may be voted either for a substitute nominees designated by the proxy holders or by the board to fill such vacancy, or for the other nominees only, leaving a vacancy. The board has no reason to believe that any nominee will be unwilling or unable to serve if elected as a director.

The board recommends that stockholders vote “FOR” the election of Messrs. Shaffer, Guy, Rhoads, Timmerman and Weller as directors of the company, each of whose terms will expire at our 2006 annual meeting of stockholders or upon his successor being duly elected and qualified.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005. Services provided to us by PricewaterhouseCoopers LLP in 2004 are described above under the caption “Principal Accountant Fees and Services.” Additional information regarding the audit committee is provided in its report above.

While the audit committee is responsible for the appointment, retention, termination and oversight of our independent auditors, the audit committee and the board are requesting, as a matter of policy, that stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors. The audit committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the audit committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The board of directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005.

By order of the Board of Directors,

Adam W. Shaffer
Chairman of the Board and
Chief Executive Officer

May 27, 2005

Torrance, California

APPENDIX A

AUDIT COMMITTEE CHARTER

OF

ECOST.COM, INC.

(Adopted June 24, 2004)

Purposes, Authority & Funding

The audit committee (the “Committee”) of the Board of Directors (the “Board”) of eCOST.com, Inc., a Delaware corporation (the “Company”), is appointed by the Board for the purpose of overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. In so doing, the Committee shall endeavor to maintain free and open communication between the Company’s directors, independent auditor and financial management.

The Committee shall have the authority to retain independent legal, accounting or other advisers as it determines necessary to carry out its duties and, if necessary, to institute special investigations into any matters within the Committee’s scope of responsibilities. The Committee may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Further, the Committee may request any such officer, employee, outside counsel or independent auditor to provide any pertinent information to the Committee or to any other person or entity designated by the Committee.

The Company shall provide the Committee with appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for the payments of: (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (2) compensation to any independent advisers retained by the Committee in carrying out its duties; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Committee Membership

The members of the Committee (the “Members”) shall be appointed by the Board and shall serve at the discretion of the Board. The Committee shall consist of at least three (3) Members, each of which shall be a member of the Board. The following membership requirements shall also apply:

(i) each Member must be “independent” as defined under the Nasdaq Marketplace Rules;

(ii) each Member must meet the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under the Securities and Exchange Act of 1934, as amended (the “Act”), subject to the exemptions provided in Rule 10A-3(c) under the Act;

(iii) each Member must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years;

(iv) each Member must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement; and

(v) at least one (1) Member must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such Member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Notwithstanding subparagraph (i) above, one (1) director who: (a) is not independent as defined under the Nasdaq Marketplace Rules; (b) meets the criteria set forth in Section 10A(m)(3) under the Act and the rules promulgated thereunder; and (c) is not a current officer or employee of the Company or Family Member (as defined under the Nasdaq Marketplace Rules) of such an officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its stockholders. A Member appointed under the exception set forth in the preceding sentence must not serve longer than two (2) years and must not serve as chairperson of the Committee.

If a current Member of the Committee ceases to be independent under the requirements of subparagraphs (i) and (ii) above for reasons outside the Member’s reasonable control, the affected Member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with those requirements. If the membership of the Committee fails to meet the requirements set forth in this “Committee Membership” section of this Charter due to one vacancy on the Committee, and the cure period set forth in the preceding sentence is not otherwise being relied upon for another Member, the Company will have until the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with the requirements to rectify such non-compliance.

Duties & Responsibilities

In fulfilling its purposes as stated in this Charter, the Committee shall undertake the specific duties and responsibilities listed below and such other duties and responsibilities as the Board shall from time to time prescribe, and the Committee shall have, subject to any restrictions set forth in the Company’s bylaws or under applicable law, all powers necessary and proper to fulfill all such duties and responsibilities. Subject to applicable Board and stockholder approvals, the Committee shall:

Financial Statement & Disclosure Matters

1.	Review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the SEC and the National Association of Securities Dealers applicable to Nasdaq-listed issuers;

2.	Oversee the Company’s accounting and financial reporting processes;

3.	Oversee audits of the Company’s financial statements;

4.	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, significant judgments made in connection with the preparation of the Company’s financial statements, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

5.	Discuss with management policies with respect to risk assessment and risk management, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

6.	Review with the Company’s independent auditor and management any information regarding “second” opinions sought by management from an independent auditor with respect to the accounting treatment of a particular event or transaction;

7.	Review and discuss with management and the Company’s independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements and aggregate contractual obligations, on the Company’s financial statements;

8.	Review the Company’s annual audited financial statements with management, including a review of major issues regarding accounting and auditing principles and practices, and review the adequacy and effectiveness of internal controls that could significantly affect the Company’s financial statements, as well as the adequacy and effectiveness of the Company’s disclosure controls and procedures and management’s reports thereon;

9.	Review and discuss reports from the Company’s independent auditor regarding: (a) all critical accounting policies and practices to be used by the Company; (b) all alternative treatments of financial information within GAAP that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

10.	Review and discuss with management and the Company’s independent auditor any report or document containing the Company’s financial statements (including the notes thereto and disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to filing any such report or document with the SEC or releasing any such report or document to the public;

11.	Review the Company’s earnings press releases (including type and presentation of information), as well as financial information and earnings guidance provided to analysts and ratings agencies;

12.	If deemed appropriate, recommend to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the last fiscal year;

13.	Prepare and approve the report required by the rules of the SEC to be included in the Company’s annual proxy statement in accordance with the requirements of Item 7(d)(3)(i) of Schedule 14A and Item 306 of Regulation S-K (or any successor provisions);

14.	Meet periodically in separate executive sessions with management and with the Company’s independent auditor to discuss any matters that these groups or the Committee believe should be discussed privately with the Committee;

Matters Regarding Oversight of the Company’s Independent Auditor

15.	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; provided also that each such registered public accounting firm shall report directly to the Committee;

16.	Receive and review at least annually a formal written statement and letter from the Company’s independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, as may be modified or supplemented;

17.	Engage in a dialogue with the Company’s independent auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent auditor;

18.	Take, or recommend that the Board take, appropriate action to oversee and ensure the independence of the Company’s independent auditor;

19.

Adopt policies and procedures for review and pre-approval by the Committee of all audit services and permissible non-audit services (including the fees and terms thereof) to be performed by the Company’s independent auditor, with exceptions provided for de minimis amounts under certain circumstances as permitted by law; provided, however, that the Committee may delegate to one (1) or more Members the authority to grant such pre-approvals, and the pre-approval decisions of any such delegate Member(s) shall be presented to the Committee at its next-scheduled meeting;

20.	Discuss with the Company’s independent auditor whether such independent auditor: (a) has received an external quality control review by an independent public accountant (“peer review”) that determines whether the independent auditor’s system of quality control is in place and operating effectively and whether established policies and procedures and applicable auditing standards are being followed; or (b) is enrolled in a peer review program and within 18 months receives a peer review that meets acceptable guidelines in accordance with Nasdaq requirements;

21.	Meet with the Company’s independent auditor prior to its audit to review the planning, scope and staffing of the audit;

22.	Discuss with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented, relating to the conduct of the audit;

23.	Review with the Company’s independent auditor any audit problems, difficulties or disagreements with management that the independent auditor may have encountered, as well as any management letter provided by the independent auditor and the Company’s response to that letter, including a review of: (a) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information; (b) any changes required in the planned scope of the internal audit; and (c) the Company’s internal audit department’s responsibilities, budget and staffing;

24.	Oversee the rotation of the lead (or coordinating) audit partner of the Company’s independent auditor having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least every five (5) years;

Matters Regarding Oversight of Compliance Responsibilities

25.	At the request of the Board of Directors, advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations;

26.	Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

27.	Review all related party transactions for potential conflict of interest situations on an ongoing basis and approve all such transactions (if such transactions are not approved by another independent body of the Board);

28.	Review and address any concerns regarding potentially illegal actions raised by the Company’s independent auditor pursuant to Section 10A(b) of the Act;

29.	Obtain from the Company’s independent auditor assurance that it has complied with Section 10A of the Act;

Additional Duties & Responsibilities

30.	Review and reassess the adequacy of this Charter annually;

31.	Report regularly to the Board with respect to the Committee’s activities and make recommendations as appropriate;

32.	Review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, and the performance and independence of the Company’s independent auditor;

33.	Review with the Company’s legal counsel any legal or regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies; and

34.	Take any other actions that the Committee deems necessary or proper to fulfill the purposes and intent of this Charter and to perform such additional functions as may be assigned by law, the Company’s certificate of incorporation or bylaws, or the Board.

While the Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. Rather, those duties are the responsibility of management and the independent auditor.

Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the Members to rely, in discharging their duties and responsibilities, on the records of the Company and on other information presented to the Committee, Board or Company by its officers or employees or by outside experts and advisers such as the Company’s independent auditor.

Structure & Meetings

The Committee shall conduct its business and meetings in accordance with this Charter, the Company’s bylaws and any direction set forth by the Board. The chairperson of the Committee shall be designated by the Board or, in the absence of such a designation, by a majority of the Members. The designated chairperson shall preside at each meeting of the Committee and, in consultation with the other Members, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. In the absence of the designated chairperson at any meeting of the Committee, the Members present at such meeting shall designate a chairperson pro tem to serve in that capacity for the purposes of such meeting (not to include any adjournment thereof) by majority vote. The chairperson (other than a chairperson pro tem) shall ensure that the agenda for each meeting is distributed to each Member in advance of the applicable meeting.

The Committee shall meet as often as it determines to be necessary and appropriate, but not less than four times per year. The Committee may establish its own schedule, provided that it shall provide such schedule to the Board in advance. The chairperson of the Committee or a majority of the Members may call special meetings of the Committee upon notice as is required for special meetings of the Board in accordance with the Company’s bylaws. A majority of the appointed Members, but not less than two (2) Members, shall constitute a quorum for the transaction of business. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

The Committee may meet with any person or entity in executive session as desired by the Committee. The Committee shall meet with the Company’s independent auditors, at such times as the Committee deems appropriate, to review the independent auditor’s examination and management report.

Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all Members consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Minutes

The Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

APPENDIX B

COMPENSATION COMMITTEE CHARTER

OF

ECOST.COM, INC.

(Adopted June 24, 2004)

I.	Purpose

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of eCOST.com, Inc. (the “Company”) to: (a) assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and executive officers; and (b) to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations. The Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Company’s Bylaws and by applicable law.

II.	Committee Membership

Committee members shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Committee members may be removed at any time by vote of the Board.

The Committee shall consist of no fewer than two members. Each member of the Committee shall meet the independence requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”), the definition of a “Non-employee Director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the requirements of Section 162(m) of the Internal Revenue Code for “outside directors,” and any other regulatory requirements.

III.	Structure and Meetings

The Committee shall conduct its business in accordance with this Charter, the Company’s Bylaws and any direction by the Board. The Committee chairperson shall be designated by the Board, or, if it does not do so, the Committee members shall elect a chairperson by a vote of the majority of the full Committee. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue.

The Committee shall meet at least twice per year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

The Committee chairperson will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting. The chairperson of the Committee (or other member designated by the chairperson or the Committee in the Chairperson’s absence) shall regularly report to the full Board on its proceedings and any actions that the Committee takes. The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Company.

As necessary or desirable, the Chairperson of the Committee may invite any Director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee, to be present at meetings of the Committee, consistent with the maintenance of confidentiality of compensation discussions. The Chief Executive Officer of the Company (“CEO”) should not be present during voting or deliberations by the Committee relating to the CEO’s performance or compensation.

IV.	Committee Authority and Responsibilities

The Committee shall:

a.	Annually review and approve the Company’s corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of such goals and objectives, and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee will consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.

b.	Annually review and approve non-CEO executive officer compensation, incentive-compensation plans and equity based-plans. The Committee shall attempt to ensure that the Company’s compensation program is effective in attracting and retaining key employees, reinforces business strategies and objectives for enhanced stockholder value, and is administered in a fair and equitable manner consistent with established policies and guidelines.

c.	Administer the Company’s incentive-compensation plans and equity based-plans as in effect and as adopted from time to time by the Board; provided that the Board shall retain the ultimate authority to interpret such plans.

d.	Approve any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained.

e.	Approve any stock option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement, or otherwise determined to be appropriate or desirable by the Committee or Board.

f.	Annually review and approve for the Company’s executive officers: (i) annual base salary levels; (ii) annual incentive compensation levels; (iii) long-term incentive compensation levels; (iv) employment agreements, severance agreements, and change of control agreements/provisions, in each case as, when and if appropriate; and (v) any supplemental or special benefits.

g.	Perform such other functions and have such other powers consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board may deem appropriate.

h.	Produce a Committee report on executive compensation as required to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

V.	Performance Evaluation

The Committee shall annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee may also perform an annual evaluation of its own performance, which may compare the performance of the Committee with the requirements of this charter. The performance evaluation by the Committee may be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

VI.	Committee Resources

The Committee shall be empowered, without the approval of the Board or management, to engage and compensate independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall have the sole authority to retain and terminate any consultant that it uses to assist in the Committee’s evaluation of director, CEO or senior executive compensation and shall have the sole authority to approve that consultant’s fees and other retention terms. The Committee shall receive appropriate funding, as determined by the Committee, from the Company for payment of: (a) compensation to any advisor employed by the Committee; and (b) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may form and delegate authority to subcommittees when appropriate.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

(continued from other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.

1. To elect five directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

Nominees: 01) Adam W. Shaffer

02) Gary W. Guy

03) S. Keating Rhoads

04) Mark A. Timmerman

05) Mike Weller

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee, mark “For all Except” and write the nominee’s number on the line above.

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2005.

For Against Abstain

Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

HOUSEHOLDING ELECTION -

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THIS PROXY CARD IS VALID ONLY WHEN

SIGNED AND DATED.

Signature

Signature

Date:

Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please Detach Here

You Must Detach This Portion of the Proxy Card

Before Returning it in the Enclosed Envelope

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ECOST.COM, INC.

ANNUAL MEETING OF STOCKHOLDERS

to be held June 30, 2005

The undersigned hereby appoints Adam W. Shaffer and Elizabeth S.C.S. Murray, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all shares of common stock of eCOST.com, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time on Thursday, June 30, 2005, at the Company’s principal executive offices, 2555 West 190th Street, Suite

106, Torrance, California, 90504, or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on May 18, 2005 as the Record Date for determining the stockholders entitled to notice of and to vote at the 2005 Annual Meeting of Stockholders and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED

STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED

FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND

FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE